UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Filed by First Consulting Group, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: First Consulting Group, Inc.
Commission File No.: 000-23651
This filing relates to the proposed acquisition of First Consulting Group, Inc. (“FCG”) by Computer Sciences Corporation (“CSC”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 30, 2007 by and among FCG, LB Acquisition Corp. and CSC. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by FCG on October 31, 2007 and is incorporated by reference into this filing.
The following updated Frequently Asked Questions was provided to FCG employees on November 7, 2007:

	Frequently Asked Questions	Updated 11/7/07
Q #	Immediate Questions about the Transaction/Organization	Answer	Changes Made
TR1	Who is CSC? Where are they located? What do they do? Do they have a website? How many employees do they have?	CSC was founded in 1959 and currently employees 87,000 employees in 92 countries. They reported revenue of $14.9 billion for the 12 months ended March 30, 2007. CSC’s Global Services include consulting and planning to systems integration and outsourcing. CSC currently services 15 different industries. CSC’s Corporate Headquarters is located in El Segundo, California. More information about CSC can be found by going to their website at www.CSC.com.	Modified 11/1/07
TR2	Why have we entered into this agreement with CSC?	CSC is at the forefront of the global IT services industry and a very strong player in the healthcare IT space, and adding FCG’s deep healthcare and life sciences domain knowledge and history to the CSC family makes for a compelling combination. Our board and management believe this transaction is the best of both worlds — it should deliver significant value to our stockholders and it should create opportunities for FCG employees and clients to work with CSC’s world class organization and technology platforms.
TR3	Who is CSC’s CEO?	Mr. Laphen is chairman, president and chief executive officer of CSC. He was appointed chairman on July 30, 2007, and was elected to the position of chief executive officer on May 21, 2007. Earlier in 2007, he was elected to the board of directors of the company. Mr. Laphen joined the company in 1977 and has held a number of senior positions that have provided a comprehensive mix of technical, financial and general management experiences in diverse commercial, public sector, and international markets. Most recently, Mr. Laphen was the company’s president and chief operating office responsible for the effective execution of CSC’s business plan and for ensuring operational excellence in the delivery of services to clients around the globe. He also served as the chief executive of CSC’s European Group from 2000 to 2003. Prior to his European assignment, Mr. Laphen served as president of the company’s Federal Sector — Civil Group where he was responsible for all CSC business with the United States Federal government civil agencies.
TR4	What happens to our current CEO, Larry Ferguson?	That has not been determined yet.
TR5	What division of CSC will FCG be in? Will all of FCG be in the same division or will we be placed by business unit into the appropriate division?	Question for CSC
TR6	When is the transaction expected to close?	Targeted close is first quarter of 2008.
TR7	What do I need to do now?	You should proceed with business as usual in all circumstances until the transaction is closed. Until then, we will operate as we have always operated.

TR8	Who can I talk to if I have questions?	FCG has created an email account specifically for questions regarding the transition. You may email us at xxxxxxxxxx@fcg.com for any questions you would like answered that are not addressed on this initial document. New questions and answers will be posted as the information becomes available.
TR9	What if someone from CSC calls me for information?	You should direct any inquiries to your Business Unit President or any EC member.
TR10	What is going to happen to each Business Unit?	Your BU President will address this in more detail with you.
TR11	Who will be communicating with my client and when?	Clients are receiving information directly from senior leadership. If you hear of any client issues, please forward them directly to your Business Unit President so that they may be addressed.
TR12	Will any of FCG’s contracts be affected?	None of our contracts should be affected by this acquisition. The transition should be seamless to the client and the staff as we continue to meeting the clients’ needs on an on-going basis.	Modified 11/1/07
TR13	Are they going to move the Corporate Office?	CSC’s corporate headquarters is in El Segundo, California. Any corporate functions will operate out of El Segundo and not Long Beach.
TR14	Are they going to shut down any of our offices?	Unknown at this time, but as we learn more from CSC we will share the information.
TR15	What happens to the FCG name and when would it happen?	Unknown at this time, but as we learn more from CSC we will share the information.
TR16	What does it mean that this needs to be approved by FCG’s stockholders?	We have entered into a merger agreement with CSC to acquire FCG. The merger cannot be completed unless we obtain stockholder approval of the transaction. The vote required for this approval is a favorable vote of a majority of the outstanding shares of our common stock. At the appropriate time, we call a special meeting of our stockholders to obtain the required approval. Prior to the special meeting, we will distribute a proxy statement that will contain important information about the merger. You are encouraged to read the proxy statement in its entirety when it becomes available.
TR17	Why do you not know any of these answers yet?	We are working with CSC now and will address unanswered items as soon as possible. This is a normal part of this process. Information will become available as the two parties work through the transition. As soon as it is finalized, we will be happy to share it with you.
Added Questions as of 11/1/07
TR49	Are we merging with CSC or are they purchasing us? If purchased, does that mean FCG will no longer exist or will FCG be an organization within CSC?	CSC is acquiring FCG through a legal form of acquisition called a merger. CSC is setting up a subsidiary that will be merged into FCG and FCG will end up as a wholly owned subsidiary of CSC. So, the transaction is called a merger because it is the legal structure, but CSC is basically acquiring FCG.	Added 11/2/07
TR50	It would be helpful to understand the difference between a merger and an acquisition as the email from Larry had these two conflicting statements	A merger is a legal form of an acquisition. In this transaction, CSC is acquiring FCG through a legal merger. CSC is setting up a subsidiary company that will be merged into FCG, and FCG will become a wholly owned subsidiary of CSC. A merger is one way to achieve an acquisition.	Added 11/2/07
TR51	Are we going to keep the FCG name that is so highly recognized and respected in the Health Care communities? Will the FCG logo be changed?	We will ask CSC.	Added 11/2/07
TR52	Which firm is serving as the investment banker?	Per our press release “William Blair & Company is acting as financial advisor to the Board of Directors of FCG.”	Added 11/2/07

TR53	Why did this happen? Were we in financial trouble? Was this a hostile take-over?	Please refer to Larry’s announcement to employees about why this happened. The company is financially stable. As of September 30, 2007, we had no material debt and over $90M cash in the bank. No, this was not a hostile take-over. This was a negotiated transaction and was the end result of an auction process that was authorized by FCG’s board of directors and led by our financial advisors from William Blair & Company. Please read the proxy statement when it is filed with the SEC for more information about the background and events leading to the transaction announcement.	Added 11/2/07
TR54	At what time will we be working collaboratively with CSC? In other words, how soon will we start communicating with each other directly?	CSC is not able to communicate directly with employees until after the shareholder vote. Prior to the vote, executives from both CSC and FCG will be working together on a transition plan.	Added 11/2/07
TR55	How will this information be communicated to FCG’s clients? Will they be notified on a personal level? What will be the process for notification?	Each BU President created a list of their clients to be contacted once the deal was announced. The intent was to have one of the BU leaders call each client personally and make sure that they knew about the merger and answer any of their questions. The majority of clients have been contacted at this point.	Added 11/2/07
TR56	What can people from CSC say to our clients? What do we tell a client who insists on talking to someone from CSC?	Until the transaction closes, FCG client contact should be made only by FCG personnel. If you have a client that insists, please contact your BU President.	Added 11/2/07
TR57	Is their organization a vertical like ours? How are they organized?	We will ask CSC. In the meantime, please feel free to access their website www.csc.com for information on how they are organized.	Added 11/2/07
TR58	How will the merger affect our project management methodology?	We will ask CSC.	Added 11/2/07
TR59	How could the duplication of services from CSC affect us?	We will ask CSC.	Added 11/2/07
TR60	Are expenditures and costs (budgeted funds) allocated for projects already in place going to be halted? Or postponed due to this?	We do not expect current projects at clients to be impacted. If it is an internal project specific to your Business Unit or Corporate area, you should ask your VP for further guidance.	Added 11/2/07
TR61	How will this affect any new hires I have coming onboard? Folks starting in November...will they be notified ahead of time? And how?	The Hiring VP or Manager should notify them about the change. On the new hire website, we have placed a link to Larry’s announcement, the press release and the FAQ’s. Also, in orientation, we are covering information about the merger.	Added 11/2/07
TR62	What happens with our non-compete agreements? Are we now free agents or will we be held to our agreements?	Your agreements are not impacted by the transaction. They will remain in effect. These agreements are not non-compete agreements, they are non-solicitation agreements, meaning you cannot solicit clients with whom you have worked or employees of FCG (and CSC once the transaction closes). The agreement is not a prohibition on working for any other company, except a client with whom you have worked, and in that situation, it would be subject to the consent of FCG (or CSC once the transaction closes). The employee agreement also contains customary confidentiality and inventions assignments provisions that are important to FCG and CSC.	Added 11/2/07
TR63	As the year winds down, I know several projects are ending. How dangerous is it to be on the bench when this merger takes place? How does CSC feel about the bench?	We will ask CSC.	Added 11/2/07
TR64	CSC has a large global presence? How will this affect our offshore centers?	We will ask CSC.	Added 11/2/07
TR65	What will happen to all the hardware we’ve been issued by FCG?	That has not been determined yet. We will let you know as soon as we know.	Added 11/2/07
Added Questions as of 11/7/07
TR 101	When will the stockholder vote to approve the acquisition take place?	It is currently expected to occur in the first quarter of 2008.	Added 11/7/07

TR 102	What happens if the stockholders do not approve the sale of FCG?	FCG will continue as an independent company.	Added 11/7/07
TR 103	How will FCG address clients who do not want to close business until they see the impact of the acquisition?	As with any sales to a prospective client, we will try to understand their issues and provide as much information as possible so as to keep the sales cycle moving ahead.	Added 11/7/07
TR 104	Where is the closest CSC office to the FCG Wayne office?	Approximately 3 miles North East on the same road	Added 11/7/07
TR 105	Will CSC have orientation once the deal is closed so we can learn about CSC?	We will ask CSC.	Added 11/7/07
TR 106	What positives does FCG bring to CSC?	Our people and our clients. Our technical knowledge, proprietary software products and our industry specific knowledge. Our offshore capability.	Added 11/7/07
TR 107	What mechanism does CSC use for quality/process improvement? How important is quality improvement to CSC? Who is involved in quality initiatives?	We will ask CSC.	Added 11/7/07
TR 108	What are the listed values of CSC? Does senior leadership know the most important value to the CEO?	We will ask CSC.	Added 11/7/07
TR 109	What is the percent wage differential between the top 10 senior leaders and the lowest paid employees?	Compensation of any individuals or groups are considered private information unless required for public disclosure. Please see CSC’s public filings (e.g. proxy) on their website to view publicly disclosable information regarding compensation at CSC.	Added 11/7/07
TR 110	Can CSC leadership describe one thing that makes them the most proud?	We will ask CSC.	Added 11/7/07
TR 111	How will the corporate AMEX card policies be changed and what is CSC policy in the use of the corporate card?	We will ask CSC.	Added 11/7/07
TR 112	How big a footprint does CSC have in the healthcare vertical market?	We will ask CSC.	Added 11/7/07
TR 113	Do you know how CSC has handled other acquisitions? How have the people been treated?	We will ask CSC.	Added 11/7/07
TR 114	If CSC decides to consolidate a department within FCG, would those FCG employees have an opportunity to apply for any open positions available within CSC? Will CSC also provide ample time for those FCG employees to view and apply for these positions?	We will ask CSC.	Added 11/7/07
	Employment related questions	Answer
ER 18	Will the acquisition affect my job security?	This will not impact your job security with FCG as long as you continue to perform satisfactorily. As with any job, you are expected to meet all performance expectations. As part of the transition and integration planning effort, some functions and positions will be consolidated. As a result, a small number of employees may be affected, primarily in the infrastructure support areas. We are committed to assist in placement opportunities in other CSC positions as available.	Modified 11/1/07
ER 19	How will I know if I have a job or not with CSC?	At some point over the next few months, your BU President or CSC will let you know the plans.
ER 20	When will we know our job status?	Unknown at this time, but as we learn more from CSC we will share the information.
ER 21	Will I have to interview for a job with CSC?	Unknown at this time, but as we learn more from CSC we will share the information.

ER 22	Can I transfer to a different job within CSC?	Unknown at this time, but as we learn more from CSC we will share the information.
ER 23	Will my title change if I’m offered a job with CSC?	FCG employees will be aligned with CSC’s job classification system and there may be some resultant change in title. However, CSC has committed to make every reasonable attempt to assure a new title conveys the same level of professional accomplishment and responsibility as your current title today.	Modified 11/1/07
ER 24	Will my job responsibilities change?	It is anticipated that your job will remain the same. Over time, work processes may be reviewed and enhancements implemented.	Modified 11/1/07
ER 25	If I work for CSC, will I get the same salary?	Yes, if it’s the same job that you are doing for FCG.
ER 26	Who will I report to and where?	You will report to the same manager at the same work location.	Modified 11/1/07
ER 27	Where do I fit in the new organization?	Over the following months, you will receive more information about this from your BU President as well as CSC.
ER 28	Can I continue to work virtually?	For FCG, yes. CSC, also, allows its employees to work virtually.	Modified 11/1/07
ER 29	Are there any changes to the policies and processes?	Continue to follow current policy and processes, as part of the integration and transition planning process, any changes in policy and processes will be communicated.	Modified 11/1/07
ER 30	What happens if I am laid off after the deal close date?	The merger agreement between CSC & FCG will provide coverage under FCG severance guidelines for a period of six months after closing of the acquisition if your job is eliminated by reduction-in-force.	Modified 11/1/07
ER 31	If I decide to leave now, can I get a severance package?	No. Severance will only be paid if your position is eliminated by CSC as a result of the transaction, and you stay through the requested date of separation.
ER 32	Will there be outplacement services offered for those who lose their jobs?	Employees at Manager level and above will receive outplacement services. For all others, they will receive a detailed guide on career transition.
ER 33	What happens to my Immigration process if I am pending a Green Card?	Processing would continue as long as your employment continues. You should contact HR for any case specific information.
ER 34	What happens if I’m in the US on an L-1 Visa working on a project?	You will continue to support your client in your current role for so long as your employment continues.
Added Questions as of 11/1/07
ER 66	Will we be required to reapply for our positions?	We have not heard that this would happen but we will ask CSC to be certain.	Added 11/2/07
ER 67	Will we be required to bid upon jobs as transitionally employed of CSC than FCG?	We are not aware of any bidding process for jobs.	Added 11/2/07
ER 68	I am in the last stage of my green card process, how is this going to affect that process as I am not supposed to change companies during this process?	The transition does not affect your green card process as long as you continue to be employed with the company. Mergers are not considered new companies for this process.	Added 11/2/07
ER 69	Will I have a chance with Green Card since in future we will be working for CSC?	The transition should not affect any green cards that are in process. If your green card is not in process yet and you are planning on applying for one, we will need to obtain guidance from CSC on their guidelines around green cards before we would start	Added 11/2/07
ER 70	What is the annual review cycle for CSC and how will our two planned annual reviews on 4/1/08 and 7/1/08 be affected? Does CSC have anything similar to PCADS? What is their annual review timing — anniversary date, focal?	We will ask CSC.	Added 11/2/07

ER 71	My work day is 7 hours, will that remain the same?	We will ask CSC.	Added 11/2/07
ER 72	I’m on process of applying for L1 Visa to work onshore. Will this merger affect the process?	This should not impact your Visa process at this time.	Added 11/2/07
ER 73	If we are currently going through the immigration process to get green card through FCG. I saw in the FAQ’s that the process is going to continue as long as we are employed with FCG/CSC. If there are any additional costs incurred (lawyer fees, application fees etc.) because of this merger and change of companies, who will bear those costs (employee or CSC)? Also will there be any impact on the process itself (for example: more delay with the green card process etc.)?	We will ask CSC about who bears any additional costs and if there are any expected delays for green cards in a situation such as this.	Added 11/2/07
ER 74	Why does this headhunter/recruiter calling me seem to know more about what is happening in this deal than my leadership is telling me?	FCG does not share information on the merger with headhunters or recruiters beyond publicly released information in press releases and filings with the Securities and Exchange Commission which are available to the general public.	Added 11/2/07
ER 75	Will they allow us to work virtually still or will we have to be officed on days we’re not at client sites? If so, will they relocate us? And, when get we get a list of offices and locations?	We will ask CSC.	Added 11/2/07
Added Questions as of 11/7/07
ER115	How will the transition impact per diems, if at all?	We will ask CSC about their policy regarding per diem employees.	Added 11/7/07
ER116	Where does KITE go? Do we merge our intellectual capital with their site?	We will ask CSC.	Added 11/7/07
ER117	When is the trading window for close of Q3 going to open?	Transactions in FCG stock are subject to FCG’s insider trading policy. You should contact Mike Zuercher with any specific questions.	Added 11/7/07
ER118	List reasons why FCG employees would want to work for CSC.	We will ask CSC about this. The reasons to work at CSC will be based on individual preferences and priorities — just like every employee at FCG works here for reasons unique to them. In the meantime, please reference their website. It has this information publicly.	Added 11/7/07
ER119	What mechanisms does CSC use to assimiliate the employees into the culture of CSC?	We will ask CSC.	Added 11/7/07
ER120	Will we have a formal orientation period? Describe the process.	We will ask CSC.	Added 11/7/07
ER121	Describe the mechanism for traveling. Does CSC have a corporate person make arrangements? Do employees keep their airline and hotel points?	We will ask CSC.	Added 11/7/07
ER122	How does CSC gauge employee satisfaction? Over the past 3 years, what changes have occurred based on employee feedback?	We will ask CSC.	Added 11/7/07
ER123	How does CSC hold managers and employees accountable for the metrics?	We will ask CSC.	Added 11/7/07

	Compensation & Benefits Questions	Answer
CB 35	What happens to the FCG Management Bonus Plan?	It will continue to apply until the merger closes, and payments will be made under the plans if performance parameters are achieved.
CB 36	Will my pay change?	The acquisition will not result in any changes to pay rates. During the period of transition, any pay changes will be the result of normal business activities (e.g., transfer to new position, etc.).	Modified 11/1/07
CB 37	Will I continue to receive my annual review and appropriate increase throughout the transition?	If the merger closes during first quarter of 2008 as expected and you are employed by CSC, then you would fall under the CSC annual review schedule and not FCG’s. If the closing of the merger extends beyond the first quarter of 2008, then we will proceed with annual reviews according to our regular process.
CB 38	When will our FCG benefits change to CSC’s benefit plans?	The plan is if deal closes prior to April 1, benefits will remain under FCG plans until April 1. If deal closes after April 1, benefits will change to CSC as soon as possible thereafter.	Modified 11/1/07
CB 39	Is there any change to the benefits package (medical, dental, vision, life insurance, accidental death & dismemberment, short term disability, long term disability, 401(k) and supplemental life)?	There is no immediate change to the comprehensive benefits package, as a result of the acquisition. As part of the integration and transition planning process, FCG employees will receive detailed information and briefings on the CSC benefit offerings.	Modified 11/1/07
CB 40	How soon can I see a side by side benefits comparison?	We will need to get further information from CSC before answering this question
CB 41	Is there any change to paid time off (personal, vacation, and holiday time)?	There are no immediate changes to the paid time off benefits. During the period of transition, current FCG policies and practices will remain in force. Vacation requests, etc. remain in the hands of your current supervisor and will be honored if approved by your current supervisor.	Modified 11/1/07
CB 42	Will my paid time off balances transfer to CSC upon the completion of the transition?	Paid time off (PTO) will transfer to CSC at close of the merger if you are still employed by CSC following the closing.
CB 43	Will my FCG service date be honored for Family and Medical Leave Act purposes?	Yes	Modified 11/1/07
CB 44	How will my FCG service time be treated by CSC?	Your FCG adjusted hire date will be retained and your service time with FCG will be used to determine your eligibility for vacation leave accrual under CSC vacation accrual schedule. Your FCG service time will also count toward meeting the vesting requirements for CSC’s 401(k) Plan, known as the Matched Asset Plan (MAP).
CB 45	What happens to FCG stock held within the 401(k)?	Within the 401(k), any funds held in company stock as of the day the transaction closes will be converted to cash at the offer price, and distributed proportionally to your participant investment elections.
CB 46	What happens to the FCG stock grants (stock options and restricted stock) that were given to me that haven’t fully vested yet?	Any stock option or restricted stock grants will vest 100% on the day the transaction closes. Any “in-the-money” stock options (i.e., stock options with an exercise price less than $13 per share) will be cashed out at the closing.
CB 47	What happens to the FCG stock that I own — for example in the ASPP?	The merger agreement provides that all outstanding FCG stock will be purchased by CSC at the closing of the merger for $13 per share.
CB 48	What if I have scheduled time off prior to the closing of the merger?	Vacation requests, etc. remain in the hands of your current supervisor and will be honored if approved by your current supervisor.

Added Questions as of 11/1/07
CB 76	What will happen to any unexercised FCG stock options that I may have. Should/can they be exercised prior to the acquisition? Will they be converted to CSC stock?	CSC will pay cash to acquire FCG so there will be no conversion of FCG options into options to purchase CSC stock. Any unexercised options that exist at the closing will either be cashed out or they will expire. Stock options with an exercise price per share less than $13 will be cashed out for an amount equal to $13 less the exercise price per share (i.e., if your exercise price is $10, the stock option will be cashed out for $3 per share). Taxes will also be withheld from this cash out amount. If the exercise price is $13 or greater, the option will terminate at the closing of the transaction. In terms of whether you can exercise a stock option prior to the closing, you may so long as you are not selling the shares while in possession of insider information. Please refer to our insider trading policy in the Associate Handbook, or ask Mike Zuercher if you have any questions. You may also want to consult with a personal financial advisor regarding a decision to exercise stock options prior to the closing of the merger.	Added 11/2/07
CB 77	What happens to my vested options?	If the exercise price of the options (vested or unvested) is less than $13 per share, you will receive cash in the merger in an amount equal to $13 minus your exercise price per share minus any tax withholding that the company is required to make on the sale of those shares/options. If the exercise price of your stock options is $13 per share or higher, your options will terminate as of the closing.	Added 11/2/07
CB 78	What happens to my unvested options?	Your unvested options vest in full on the day the deal closes and if the exercise price of the unvested options is less than $13 per share, you will receive cash in the merger in an amount equal to $13 minus your exercise price per share minus any taxes owed by you on the sale of those shares/options. If the exercise price of your stock options is $13 per share or higher, your options will terminate as of the closing.	Added 11/2/07
CB 79	What happens to stock options that are set to expire Q4?	You should contact Mike Zuercher in Legal to discuss your personal options.	Added 11/2/07
CB 80	Will any other stock options be given through the rest of the year?	No further stock options will be granted.	Added 11/2/07
CB 81	Can we still trade stock? What is the black out period for us?	Trading in FCG stock remains subject to our insider trading policy in our Associate Handbook. If you have any questions, please contact Mike Zuercher	Added 11/2/07
CB 82	Will FCG stock owned (in our eTrade account) also be cashed out at the closing at $13/share	Any stock that is owned outright such as stock in your ASPP or stock you have purchased on your own will be converted into the right to receive $13 per share at closing.	Added 11/2/07
CB 83	What exactly does “cash-out” mean from the What happens to the FCG Stock that I own — for example in the ASPP?	All outstanding shares of FCG stock, including those held in the ASPP, will be converted into the right to receive $13 per share in cash.	Added 11/2/07
CB 84	The FAQs have the following. This tells me that “in-the-money” options are cashed out at the $13 per share offer price. Are stock grants also cashed out in the same way?	Shares of restricted stock that have been granted will vest in full at the closing of the transaction and will receive $13 per share.
CB 85	I worked for CSC before coming to FCG, will my time there become part of my length of service with the combined firms?	We will ask CSC.	Added 11/2/07
CB 86	What is FCG Severance Policy?	An employee is eligible for severance if their employment is involuntary terminated by FCG in a reduction-in-force and not related to performance issues. FCG severance guidelines are based on level of position and tenure.	Added 11/2/07
CB 87	Will current 401k still be valid and be able to put contributions in or will this stop and a new one start?	The plan will continue to operate as normal under FCG’s plan until after the close. CSC will provide information about transition of the 401K once it becomes available and once a closing date has been determined.	Added 11/2/07

CB 88	Will the insurance plan change?	There are no plans to change insurance carriers or plans until after closing. If the close occurs before April 1, 2008, you will remain on FCG insurance plans until March 31, 2008	Added 11/2/07
CB 89	If your position is eliminated will you be paid for any outstanding PTO Balance	If your position is eliminated while employed by FCG, PTO balance is paid out. We will ask CSC how they handle this after the transition.	Added 11/2/07
CB 90	What happens to my SERP?	The SERP balance will be 100% vested upon the deal close. CSC will need to determine whether the SERP plan will be carried forward.	Added 11/2/07
CB 91	Will salaries be evaluated?	The acquisition itself will not result in any changes to pay rates. During the period of transition, any pay changes will be the result of normal business activities (e.g., transfer to new position, etc.).	Added 11/2/07
CB 92	A friend and former employee of FCG has kept FCG stock in his 401K plan. Since he is no longer with FCG, he does not have participant investment elections. How will the converted cash be distributed within his 401K?	This FAQ is for FCG Employees not former employees. All participants in the 401K will receive communication about what happens to their 401K once we know including any converted cash.	Added 11/2/07
CB 93	It would be helpful if we could see what the CSC health/benefits package might look like specifically re: insurance company choices, etc	There is no immediate change to the comprehensive benefits package, as a result of the acquisition As part of the integration and transition planning process, FCG employees will receive detailed information and briefings on the CSC benefit offerings.	Added 11/2/07
CB 94	Right now my fiancé is included in my benefits as a domestic partner. Would I be grandfathered in if CSC does not provide domestic partner benefits or would he not be able to be covered until we are married?	We will ask CSC.	Added 11/2/07
CB 95	It is probably to early yet, but how does CSC handle the Home State issue (Sarbanes Oxley) in regards to taxes?	We will ask CSC.	Added 11/2/07
CB 96	What is the salary gross up policy for CSC when employees are at client site for more than one year?	We will ask CSC.	Added 11/2/07
CB 97	Why are outplacement services only offered to Managers and above?	FCG’s severance guidelines, including outplacement services, are based on competitive market data	Added 11/2/07
Added Questions as of 11/7/07
CB124	If we move to CSC and they are in the middle of their review cycle, will our increase be prorated or will they recognize our current cycle?	We will ask CSC.	Added 11/7/07
CB125	Will FCG still match our 401K contribution if we end up staying until March 31, 2008?	If the transaction closes prior to March 31, it will be CSC’s decision to match or not. If we have not closed by March 31, then FCG will match your contribution.	Added 11/7/07
CB126	Does CSC use ProBusiness or a similar vendor or do they only email statements for pay and expense reimbursements?	We will ask CSC.	Added 11/7/07
CB127	Is the cash I receive from options and stock (outside 401K) taxable? If yes, will either CSC or FCG withhold taxes for me?	This is a taxable transaction and you should consult with your own tax advisor about the tax impact to you. With regard to tax withholding and proceeds you will receive from the merger (if you have stock options with an exercise price of less than $13 per share), you will receive information about your stock option holdings and how those will be paid out in the transaction.	Added 11/7/07
CB128	What happens to my options if the strike price is greater than $13?	They will be cancelled and will not receive any payment at the closing of the transaction.	Added 11/7/07
CB129	Do we know if CSC offers domestic partner benefits and if so will the current proof of partnership on file with FCG suffice for CSC?	We will ask CSC.	Added 11/7/07

CB130	How does CSC handle taxes for gross ups and engagements that are more than 1 year long for their current employees? Will they continue in that vein or will they start using the FCG approach?	We will ask CSC.	Added 11/7/07
CB131	What will happen to current COBRA participants under the FCG benefit plans once the merger has completed? Will they remain on FCG plans through 3/31/08 as mentioned for active employees?	We will ask CSC.	Added 11/7/07
CB132	What will happen to the unvested portion of the company match with the merger? Will those shares be lost?	They will remain unvested. However, the vested and unvested shares will be cashed out and distributed proportionately to your other match investment elections. The unvested match will still be subject to service-related vesting rules.	Added 11/7/07
CB133	What is the methodology for giving raises? What was the average pay raise over the past 3 years? Please break down this by business unit.	We will ask CSC.	Added 11/7/07
CB134	How does CSC recognize employees formally and informally? What unexpected recognition events occurred in the past 3 years?	We will ask CSC.	Added 11/7/07
CB135	What type of educational assistance does CSC offer?	We will ask CSC.	Added 11/7/07
CB136	Does this merge process affect the employee who are due to get promoted/or change in role?	We will ask CSC.	Added 11/7/07
CB137	Since we are being merged with CSC and under the assumption that we will then be on a different 401K plan, will we have the opportunity to roll over our 401K balance into a Roth IRA or some other type of investment or do we have to roll over that balance into the 401k plan with CSC?	We will ask CSC.	Added 11/7/07
CB138	Who is the 401k administrator for CSC?	We will ask CSC.	Added 11/7/07
CB139	I have a loan to myself from my 401k. FCG’s 401k handled by New York Life Retirement Plan Services. Who handles CSC’s retirement? Payments to myself are made through my paycheck. Will my loan terms and process be the same? How will the loan transition to CSC?	We will ask CSC.	Added 11/7/07
CB140	For employees who have left the firm in the past and then later been re-hired, what date will be used at CSC for determining seniority /tenure for purposes of benefits, severance, etc?	We will ask CSC.	Added 11/7/07
CB141	Does it make a difference how long the employee was away from the firm in determining seniority or rehire status?	We will ask CSC.	Added 11/7/07
CB142	There are several dates listed in the HR reports, including hire date, company seniority date, service date, and rehire date. What are each of these and which will be used?	We will ask CSC.	Added 11/7/07

	Business Unit Questions	Answer
Corp 98	Will there be a “town hall call” for Corporate?	Not at this time. The VPs in Corporate thought it made more sense to talk to their groups individually rather than as one big group. Once we have more information, then it makes sense to have a Town Hall Call.	Added 11/2/07
FCGI 99	What is the future prospects of BPO in FCGI after the acquisition? What is the job security of BPO employees after the acquisition?	We will ask CSC.	Added 11/2/07
HDS 100	What is the size of CSC’s healthcare IT division, and how will HDS associates be folded into that group?	As far as size of CSC’s healthcare IT division, please access their website for this information. We do not know yet how HDS employees will be folded into that group.	Added 11/2/07
Added Questions as of 11/7/07
BU 143	Can we have someone from CSC speak to each BU so we can get their perspective on the acquisition?	We will work with CSC so that we can convey appropriate information either directly or through your BU president.	Added 11/7/07
LS 144	Why was Life Sciences not mentioned in the press release?	The quote from CSC’s CEO in the press release refers to the healthcare vertical market, which also includes life sciences. That quote also references intellectual property, which includes the proprietary software products (FirstDoc® and FirstPoint™) that are part of Life Sciences. Finally, Larry’s quote and the FCG information backgrounder each prominently mention Life Sciences.	Added 11/7/07
BU 145	What types of interactions occur between the different business units?	We will ask CSC.	Added 11/7/07
BU 146	Describe the CSC communication process within a business unit and among the business unit.	We will ask CSC.	Added 11/7/07
BU 147	How do people get promoted? Do promotions cross business units?	We will ask CSC.	Added 11/7/07
FCGI 148	What I want to know is, what about the ELTP batches that are yet to join in January & March?	Hiring is business as usual process. Currently we are in the process of planning for January ELTP batch. And planning for March ELTP batch is expected to begin in January timeframe. As we firm up the plan we will let the recruits know	Added 11/7/07
FCGI 149	Does the employee get the option of shifting the verticals once the merger is completed?	We will ask CSC.	Added 11/7/07
FCGI 150	Does the employee gets fair chance of onsite opportunity since after merging the company size increases in all aspects like employee strength, exposure in different verticals, financial, broad coverage etc?	We will ask CSC.	Added 11/7/07
FCGI 151	If an employee has worked previously in different domains like Telecom[CDMA] and Financial, healthcare, ELearning Does he has the option of shifting from one technical field [Dotnet] to different technical field[C,C++, Database]. Etc.? And if so, Will there be training facility in such situations.	We will ask CSC.	Added 11/7/07

Additional Information about the CSC Merger and Where to Find It
A special stockholder meeting will be announced soon to obtain stockholder approval for the proposed merger with CSC. In connection with the proposed merger, FCG intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission. Investors and security holders of FCG are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about FCG, CSC and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by FCG with the Securities and Exchange Commission, may be obtained free of charge at the SEC’s website at www.sec.gov, at FCG’s website at www.fcg.com or by directing a written request to: First Consulting Group, Inc., 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802, Attention: Corporate Secretary. Security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.
Participants in Solicitation
FCG and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of FCG’s stockholders in connection with the proposed transaction will be set forth in FCG’s proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.